Exhibit 5.1

December 7, 2018

Sophiris Bio Inc. 1258 Prospect Street La Jolla, California 92037 United States

Dear Sirs/Mesdames:

Re:	Sophiris Bio Inc.

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Sophiris Bio Inc., a corporation governed by the laws of British Columbia (the “Company”), of up to $20 million of common shares of the Company (the “Shares”) pursuant to a Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), the related prospectus dated August 30, 2017 included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated December 7, 2018, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company in accordance with certain Sales Agreement, dated December 7, 2018, between the Company and Cantor Fitzgerald & Co. (the “Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, the Prospectus and the Agreement, (b) the Company’s Certificate of Amalgamation, Certificate of Name Change, Notice of Articles and Articles, as currently in effect (the “Constating Documents”), and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due authorization, execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the laws of the Province of British Columbia.

Our opinion is expressed only with respect to the laws of the Province of British Columbia. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. Our opinion is based on these laws as in effect on the date hereof. We are not rendering any opinion as to compliance with any rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when sold and issued by the Company and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP

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